FOR IMMEDIATE RELEASE

OurPet’s Company Reports Results for 2012 Second Quarter

FAIRPORT HARBOR, Ohio – July 27, 2012—OurPet's Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported second quarter revenue of $4,747,049 for the three months ended June 30, 2012. Net Income for the same period was $8,322.

Dr. Steven Tsengas, Chairman and CEO, commented, “While second quarter’s net revenues decreased approximately 8.4% from the same period a year ago, we benefited from a large one time promotional sale during the second quarter of 2011 that did not occur this year. We are encouraged by the fact that our core product sales are actually up by approximately 12.5% with Cosmic Catnip™ products sales almost doubling over the same quarter a year ago and our SmartScoop® automatic litter box sales up over 55% from the same period a year ago. Our customer base has also broadened from a year ago as we continue further penetration into food, mass and drug store chains.” Dr. Tsengas continued, “We are obviously disappointed with our net income for this second quarter, which was impacted by the lower overall sales volume, lower gross profit margins from sales of slower moving inventory and the one-time costs of moving the Cosmic Pet operation from Hagerstown, Maryland to Mentor, Ohio along with relocation costs of key employees. John Silvestri, our new President/COO, has been effectively enhancing marketing/sales capabilities through reorganization of responsibilities and by making key personnel upgrades. Ms. Gabriella De Santis has joined OurPet’s as Senior Director of Marketing. Ms. De Santis earned her BS in Business Administration from Long Island University and her MBA in Marketing Management & Corporate Finance from Pace university in New York. Most recently, she was Marketing Director of United Pet Group, Inc., a leading global manufacturer and marketer of pet supplies.

Dr. Tsengas added, “We are acutely aware of the need to improve our gross profit margin particularly as product margin differences alone accounted for approximately 5% of the overall 7.7% decrease in gross profit margin. Steps taken to improve our margins include increased prices of selected items as of July 1st, re-engineering of certain products to reduce cost and consolidation of operating overhead costs. Simultaneously, while striving to improve short-term revenue and profitability, we continue making the investment in people, management systems, product development and facilities to enable OurPet’s to grow to a $50 million company and beyond in the foreseeable future.”

2012 Second Quarter Results

Net revenue decreased 8.4% to $4,747,049 for the 2012 second quarter compared to $5,179,580 for the same period a year ago. The revenue decrease of approximately $433,000 over the same period in 2011 came from a reduction in one time promotional sales of approximately $960,000 offset by an increase in core product sales of approximately $527,000. Approximately $355,000 of the increase in core product sales came from increased sales of CosmicPet® products. International sales increased over 28% from the same quarter a year ago, led by sales to Brazil and Japan.

Gross profit was $1,087,022 for the 2012 second quarter versus $1,584,231 for the same period in 2011. Of the approximate $497,000 decrease, approximately 87% was due to the revenue decrease with the balance due to increased operating expenses.

Gross profit margin declined to 22.9% for the 2012 second quarter from 30.6% for the same period a year ago. The gross profit margin decrease of 7.7% was mainly due to lower gross profit margins on sales of slower moving inventory and poorer absorption of fixed operating expenses due to the lower sales volume.

Income from operations was $50,947 for the 2012 second quarter compared to $540,155 for the same period last year. Approximately 88% of the $489,208 decrease is due to the lower sales volume while increased operating expenses comprised most of the remaining difference.

Income before taxes was $21,339 versus $503,716 for the same period in 2011, with the approximately $482,000 difference coming mainly from the combination of lower sales volume and higher cost of goods sold and higher operating expenses.

The Company recognized income tax expense of $13,017 for the 2012 second quarter compared to $181,587 expense for the same period a year ago.

Net income was $8,322 for the 2012 second quarter compared to $322,129 for the same quarter last year. Net income per share was $0.00 for the second quarter of 2012 compared to $0.02 for the same period a year ago.

2012 First Six Months Results

Net revenue decreased 0.3% to $9,943,395 for the first six months of 2012 compared to $9,974,764 for the same period a year ago. The revenue decrease of approximately $31,000 came primarily from a decrease in one time promotional sales of approximately $1,710,000, which was offset by increases in our core product sales of approximately $1,679,000. Approximately 48% ($801,000) of the core product sales increase came from increased sales of our Play-N-Squeak® products with another approximately 37% ($633,000) of the sales increase coming from increased Cosmic Catnip™ brands sales. International sales increased approximately 47% due to significant increased sales to England, Japan and Brazil.

Gross profit was $2,402,035 for the first six months of 2012 compared to $2,929,304 for the same period in 2011. 82% of the approximately $527,000 decrease in gross profit was due primarily to the increase in cost of goods sold and freight out costs. Gross profit margin declined to 24.2% for the first six months of 2012 from 29.4% for the same period a year ago, mainly due to lower margin sales and increased operating expenses as a percentage of total sales. Most of the Company’s expenses to move the Cosmic Pet operation from Hagerstown, Maryland to Mentor, Ohio were recognized in the first half of 2012.

Income from operations was $207,766 for the first six months of 2012 compared to income from operations of $950,257 for the same period last year. The approximately $742,000 decrease was primarily due to the decrease in revenues of $31,000 an increase in Cost of Goods sold of approximately $496,000 and increases in Selling, General, and Administrative expenses of approximately $215,000.

Income before taxes was $133,022 versus income before taxes of $867,409 for the same period in 2011. The Company recognized income tax expense of $42,836 for the first six months of 2012 compared to $309,025 expense for the same period a year ago.

Net income was $90,186 for the first six months of 2012 compared to $558,384 for the same period last year. Net income per share was $0.00 for the first six months of 2012 compared to $0.03 for the first six months of 2011.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, www.hideperchandgo.com and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net revenue	$4,747,049	$5,179,580	$9,943,395	$9,974,764
Cost of goods sold	3,660,027	3,595,349	7,541,360	7,045,460
Gross profit on sales	1,087,022	1,584,231	2,402,035	2,929,304

Selling, general and administrative expenses	1,036,075	1,044,076	2,194,269	1,979,047

Income (loss) from operations	50,947	540,155	207,766	950,257

Other (income) and expense, net	(8,411)	(9,968)	(8,411)	(9,641)
Interest expense	38,019	46,407	83,155	92,489
Income before taxes	21,339	503,716	133,022	867,409

Income Tax expense	13,017	181,587	42,836	309,025
Net Income	$8,322	$322,129	$90,186	$558,384

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For Preferred
Stock	$(0.00)	$0.02	$0.00	$0.03

Weighted average number of common and
equivalent shares outstanding used to calculate
basic and diluted earnings per share	15,809,023	19,119,911	16,280,621	19,460,443

OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
ASSETS
Cash and equivalents	$257,215	$364,978
Receivables, net	2,064,860	2,370,022
Inventories, net	5,736,188	6,111,318
Prepaid expenses	250,990	230,525
Deferred Tax Asset, net	114,466	155,279
Total current assets	8,423,719	9,232,122

LONG TERM ASSETS
Property and equipment, net	2,175,354	2,264,864
Patents, net	287,862	279,623
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	30,716	28,228
Total long term assets	3,022,443	3,101,226

Total assets	$11,446,162	$12,333,348

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	601,757	737,923
Accounts payable	1,966,949	2,496,891
Accrued expenses	311,759	284,903
Total current liabilities	2,980,465	3,619,717

LONG TERM LIABILITIES
Long-term debt - less current portion above	190,619	277,762
Revolving line of credit	2,814,964	3,085,964
Deferred income taxes	201,600	199,577
Total long term liabilities	3,207,183	3,563,303

Total liabilities	6,187,648	7,183,020

Stockholders' Equity	5,258,514	5,150,328

Total liabilities and stockholders' equity	$11,446,162	$12,333,348